Exhibit 5.1

ATTORNEYS AT LAW MARGULIES & LEVINSON LLP	30100 CHAGRIN BLVD., SUITE 250 PEPPER PIKE, OHIO 44124

216.514.5997 FAX 216.514.5996
December 26, 2007
Securities and Exchange Commission
100 F Street N.E.
Washington, D. C. 20549

RE:	Guardian Zone Technologies, Inc. Registration Statement on Form SB-2
Ladies and Gentlemen:
     We have acted as counsel for Guardian Zone Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form SB-2 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) relating to the registration of (i) 8,191,338 shares, par value .0001 per share, of the Company’s common stock (the “Common Stock”); and (ii) 655,000 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of certain convertible notes issued to one of the Company’s beneficial stockholders (the “Notes”). The shares of Common Stock and the Conversion Shares are to be offered and sold by certain securityholders of the Company.
     For purposes of this opinion, we have reviewed such documents, records and instruments as we have deemed necessary or appropriate for the purposes hereof. In such review, we have assumed the due authorization, execution and delivery of each document by, and the validity, binding nature and enforceability of each document against, each of the parties thereto (other than the Company), the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies (whether or not certified and including facsimiles) and the authenticity of such latter documents and of all documents submitted to us as originals. We have also assumed that the Registration Statement shall have become effective under the Act.
     Based on our examination mentioned above, we are of the opinion that:
(i)	all of the shares of Common Stock have been validly issued, fully paid and nonassessable; and

Securities and Exchange Commission
RE: Guardian Zone Technologies, Inc.
December 26, 2007

(ii)	the Conversion Shares issuable as of the date hereof have been duly authorized and reserved and, when delivered upon conversion of the Notes in accordance with their terms will be validly issued, fully paid and nonassessable.
     We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the Federal Law of the United States of America, the laws of the State of Ohio and the General Corporation Law of the State of Delaware. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent set forth herein.
     We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption “Legal Matters.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Margulies & Levinson LLP
Margulies & Levinson LLP